Filed pursuant to Rule 433
Registration No. 333-188672-01

Toyota Auto Finance Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Toyota Auto Finance Receivables LLC has filed with the SEC for more complete information about Toyota Auto Finance Receivables LLC, Toyota Auto Receivables 2015-B Owner Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Toyota Auto Finance Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

Free Writing Prospectus dated June 4, 2015
$1,250,000,000

Toyota Auto Receivables 2015-B Owner Trust
Issuing Entity
Toyota Auto Finance Receivables LLC
Depositor
Toyota Motor Credit Corporation
Sponsor, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated June 4, 2015 and prospectus dated June 4, 2015, which describe the notes issued by the issuing entity. You should review such preliminary prospectus supplement and prospectus in their entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes that they receive at least the indicated ratings from Standard &  Poor's Ratings Services, a Standard & Poor's Financial Services LLC business (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s” and, together with S&P, the “rating agencies”), listed below.

	Moody’s	S&P
Class A-1 Notes	Prime-1 (sf)	A-1+ (sf)
Class A-2a Notes	Aaa (sf)	AAA (sf)
Class A-2b Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	A1 (sf)	AA+ (sf)

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Joint Bookrunners

Citigroup	BofA Merrill Lynch	Credit Agricole Securities

Co-Managers

BNP PARIBAS	Mizuho Securities	Santander